UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 15, 2016

SENIOR HOUSING PROPERTIES TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-15319	04-3445278
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts	02458-1634
(Address of Principal Executive Offices)	(Zip Code)

617-796-8350

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Current Report on Form 8-K, or this Current Report, the terms “we,” “us,” and “our” refer to Senior Housing Properties Trust or certain of its subsidiaries.

Item 8.01.  Other Events.

On July 15, 2016, we entered into loan agreements with Morgan Stanley Bank, N.A., Morgan Stanley Mortgage Capital Holdings LLC and Citigroup Global Markets Realty Corp., or collectively, the lenders, pursuant to which we obtained an aggregate $620.0 million financing, or the loans, secured by two buildings we own that are located in Boston, Massachusetts and primarily leased to Vertex Pharmaceuticals, Inc.  The loans mature in 2026, are non-amortizing and require monthly interest payments at a weighted average annual fixed rate of 3.53% of the outstanding principal amount of the applicable loan.  We used the net proceeds from the loans to repay in part the outstanding amount under our $1.0 billion unsecured revolving credit facility and for general business purposes.

Principal payments on the loans are not required prior to the end of the initial term of the loans.  We have the option to prepay the loans in full at any time after July 6, 2018, subject to a premium, and to prepay the loans at par with no premium on or after February 6, 2026.  In addition, upon the earlier of (1) January 15, 2020 and (2) two years after the applicable loan is placed in a securitized mortgage pool, each such loan may be defeased in full upon certain conditions.

The loan agreements contain customary covenants and provide for acceleration of payment of all amounts due thereunder upon the occurrence and continuation of certain events of default.  In addition, pursuant to the loan agreements and related documents, we have agreed to certain customary recourse obligations.

The lenders and/or certain of their affiliates are parties to our existing unsecured revolving credit and term loan facilities, and have engaged in, and may in the future engage in, investment banking, commercial banking, advisory and other commercial dealings in the ordinary course of business with us.  They have received, and may in the future receive, customary fees and commissions for these engagements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENIOR HOUSING PROPERTIES TRUST

By:	/s/ Richard W. Siedel, Jr.
Name:	Richard W. Siedel, Jr.
Title:	Chief Financial Officer and Treasurer

Dated: July 19, 2016